UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 28, 2026

LIBERTY CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-42742	36-5128842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5900

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Series A GCI Group Common Stock	GLIBA	The Nasdaq Stock Market LLC
Series C GCI Group Common Stock	GLIBK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2026, GCI, LLC (“GCI”), a wholly-owned subsidiary of Liberty Capital Corporation, a Nevada corporation (“Liberty Capital”), entered into Amendment No. 3 to Ninth Amended and Restated Credit Agreement (the “Amendment No. 3”) by and among GCI, the subsidiary guarantors party thereto, the incremental lenders party thereto, and Credit Agricole Corporate and Investment Bank, as administrative agent, which amended GCI’s Ninth Amended and Restated Credit Agreement, dated as of March 25, 2025 (as amended, amended and restated, or otherwise modified from time to time, including by the Amendment No. 3, the “Credit Agreement”), by and among GCI, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, and the other parties thereto, to add an incremental senior secured term A loan facility in an initial aggregate principal amount of $270 million (the “Incremental Term A-3 Loans”) that matures on October 28, 2031.

Incremental Term A-3 Loan borrowings that are SOFR loans bear interest at a per annum rate equal to the applicable SOFR plus a margin that varies between 2.50% and 3.25% depending on GCI’s total leverage ratio. As of the date hereof, the applicable SOFR margin for Incremental Term A-3 Loan borrowings is 2.50%. Principal payments are due quarterly on the Incremental Term A-3 Loans equal to 0.25% of the original principal amount, which may step up to 1.25% of the original principal amount of the Incremental Term A-3 Loans depending on GCI’s secured leverage ratio. The Incremental Term A-3 Loans may be prepaid at any time and from time to time without penalty other than customary breakage costs.

Previously, on October 16, 2026, GCI amended the Credit Agreement to increase the availability under the $450 million revolving credit facility (the “Prior Revolving Facility”) by $30 million to $480 million (the “Amended Revolving Facility”). All other terms of the Amended Revolving Facility remained the same as those of the Prior Revolving Facility. Borrowings under the Amended Revolving Facility that are SOFR loans bear interest at a per annum rate equal to the applicable SOFR plus a margin that varies between 1.50% and 2.25% depending on GCI’s total leverage ratio. As of the date hereof, the applicable SOFR margin for Amended Revolving Facility borrowings is 1.50%.

The proceeds of the Incremental Term A-3 Loans, together with borrowings under the Amended Revolving Facility and net of certain fees and expenses, were used on October 28, 2026 to fund the redemption of all of the approximately $451 million aggregate outstanding principal amount of GCI’s 4.750% Senior Notes due 2028 (the “2028 Notes”). As a result of the full redemption of the 2028 Notes, the maturity dates for GCI’s revolving credit facilities (including the Amended Revolving Facility) and Term A Loans (as defined in the Credit Agreement) that were subject to an earlier maturity date of 91 days prior to the maturity date of any outstanding 2028 Notes have been extended to the later maturity dates of (i) March 25, 2030 for revolving credit facilities and (ii) March 25, 2031 for Term A Loans.

The terms of the Credit Agreement include customary representations and warranties, customary affirmative and negative covenants and customary events of default. At any time after the occurrence of an event of default under the Credit Agreement, the lenders may, among other options, declare any amounts outstanding under the Credit Agreement immediately due and payable and terminate any commitment to make further loans under the Credit Agreement.

The obligations under the Credit Agreement are secured by a security interest on substantially all of the assets of GCI and the subsidiary guarantors, as defined in the Credit Agreement, and on the equity interests of GCI Holdings, LLC.

The foregoing description of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by the full text of the Amendment No. 3, a copy of which is filed herewith as Exhibit 10.1 and the terms of which are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
10.1	Amendment No. 3 to Ninth Amended and Restated Credit Agreement, dated October 28, 2026, by and among GCI, LLC, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, and the other parties thereto
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2026

LIBERTY CAPITAL CORPORATION

By:	/s/ Brittany A. Uthoff
Name: Brittany A. Uthoff
Title: Vice President and Assistant Secretary